GENTEX CORPORATION
NONEMPLOYEE
DIRECTOR
RESTRICTED STOCK AWARD AGREEMENT

1.  The Award and the Plan. As of the Date of Grant set forth below, pursuant to this NonEmployee Director Restricted Stock Award Agreement (the "Agreement"), Gentex Corporation ("Gentex") grants to you the number of Shares set forth below. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Gentex Corporation 2019 Omnibus Incentive Plan as amended and/or restated from time to time (the "Plan").

Number of Shares of Restricted Stock: 4,403 (the "Shares")
Date of Grant: 16 May 2019

2.  Restriction. Until the Vesting Date (as defined below), the Shares shall be subject to restriction as contained in the following legend, which legend shall be conspicuously placed on the face of the certificate or otherwise accompany the Shares:

The Shares represented hereby are subject to restrictions on transfer as provided in the Gentex Corporation 2019 Omnibus Incentive Plan and the NonEmployee Director Restricted Stock Award Agreement between Gentex Corporation and the record holder and such Shares are subject to forfeiture and return to Gentex Corporation upon the happening of certain events specified in such plan or agreement.

3.  Vesting of Shares. Subject to the terms and conditions of Sections 4, 5 and 6 below, your right to receive one hundred percent (100%) of the Shares will become nonforfeitable on the first anniversary of the Date of Grant (the "Vesting Date") provided you remain a NonEmployee Director until such Vesting Date and provided further that if the annual meeting of shareholders in the year after the Date of Grant is held prior to such Vesting Date the date of the meeting shall become the Vesting Date provided you remain a NonEmployee Director until such meeting date.

4.  Effect of Change in Control. In the event a Change in Control occurs prior to the Shares becoming nonforfeitable as provided in Section 3 above and while you are a NonEmployee Director, the Shares covered by this Agreement will become nonforfeitable.

5.  Effect of Termination Due to Death or Disability. Notwithstanding Section 3 above, if you are no longer a NonEmployee Director by reason of death or disability (as reasonably determined by Gentex) before the Vesting Date, the shares will become nonforfeitable.

6.  Other Terminations. In the event that you are no longer a NonEmployee Director before the Vesting Date other than as specified in Sections 4 or 5 above, you will forfeit any Shares that have not become nonforfeitable by you at the time of such termination, unless otherwise determined by the Board and/or in accordance with the Plan.

7.  Payment of Dividend Equivalents. From and after the Date of Grant and until the time when the Shares become nonforfeitable, on the date that Gentex pays a cash dividend (if any) to holders of shares of Common Stock generally, you will be entitled to payments of such dividends on the Shares.

8.  Shares Nontransferable. Neither the Shares nor any interest therein will be transferable or assignable other than by will or the laws of descent and distribution prior to the Vesting Date.

9.  Adjustments. Gentex will make any adjustments in the number of Shares that Gentex may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (A) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Gentex, (B) merger, consolidation, spinoff, splitoff, spinout, splitup, separation, reorganization, partial or complete liquidation involving Gentex or other distribution of assets, issuance of rights or warrants to purchase securities of Gentex, or (C) other transaction or event having an effect similar to any of those referred to in Sections 10(A) or 10(B). Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Gentex may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Gentex may determine in good faith to be equitable under the circumstances.

10.  Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent.

11.  Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board or the Compensation Committee will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Shares hereunder.

12.  Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to any amendment that is deemed necessary by Gentex to ensure exemption from or compliance with Section 409A of the Code).

13.  Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to anyother person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

14.  Compliance with Law. Notwithstanding any other provision of this Agreement, the Shares covered by this Agreement will not be paid if the payment thereof would result in violation of any applicable federal or state securities law.

15.  Successors and Assigns. Without limiting Section 8 above, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Gentex.

16.  Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Michigan, without giving effect to any principles of conflict of laws thereof.

17.  Failure to Enforce Not a Waiver. The failure of Gentex to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

The parties hereto have executed this Agreement effective as of the Date of Grant.

Gentex Corporation

By  /s/ Kevin Nash

Kevin Nash
Its Chief Financial Officer

The undersigned hereby accepts and agrees to all terms and provisions of this Agreement.